Exhibit 99.1

Intel Posts Record First Quarter Revenue of $9.7 Billion

  Record Server Microprocessor Revenue
  Revenue up 9 Percent Year-over-Year
  Gross Margin up 4 Points Year-over-Year
  Operating Income up 23 Percent Year-over-Year
  Net Income $1.4 Billion; EPS 25 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--Intel Corporation today announced record first-quarter revenue of $9.7 billion, operating income of $2.1 billion, net income of $1.4 billion and earnings per share (EPS) of 25 cents.

“Our first quarter results demonstrate a strengthening core business and a solid global market environment,” said Paul Otellini, Intel president and CEO. “We saw healthy demand for our leading-edge processors and chipsets across all segments. Looking forward, we remain optimistic about our growth opportunities as we continue to reap the benefits of our 45nm technology leadership.”

	Q1 2008	vs. Q1 2007	vs. Q4 2007
Revenue	$9.7 billion	+9%	-10%
Operating Income	$2.1 billion	+23%	-32%
Net Income	$1.4 billion	-12%	-36%
EPS	25 cents	-11%	-34%
Results for the first quarter of 2008 included the effects of restructuring and asset impairment charges that lowered EPS by 4 cents. Results in last year’s first quarter included tax adjustments along with the effects of restructuring and asset impairment charges that together increased EPS by approximately 5 cents. Results for the fourth quarter of 2007 included the effects of restructuring and asset impairment charges that reduced EPS by approximately 2.5 cents.

Financial and Key Product Information

  Intel’s microprocessor and chipset businesses came in as expected. Total microprocessor units were lower sequentially, with the ASP approximately flat.
  Consistent with the company’s updated expectations, NAND revenue was flat as significant price declines offset unit growth.
  Gross margin was 53.8 percent, in line with the company’s revised expectation.
  Restructuring and asset impairment charges of $329 million included $275 million in impairment charges for the assets transferred to Numonyx.
  The effective tax rate was 33.5 percent, higher than the previous expectation of approximately 31 percent, primarily driven by a higher than expected proportion of profits being in higher-tax jurisdictions along with the tax effects of impairment charges related to the assets sold to Numonyx.
  The company used $2.5 billion to repurchase 122 million shares of its common stock.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 14.

Q2 2008:

  Revenue: Between $9.0 billion and $9.6 billion. The forecast reflects a significant reduction in NOR flash memory revenue as a result of the Numonyx transaction.
  Gross margin: 56 percent plus or minus a couple of points.
  Spending (R&D plus MG&A): Between $2.8 billion and $2.9 billion.
  Restructuring and asset impairment charges: Approximately $250 million.
  Net gains from equity investments and interest and other: Approximately $75 million.
  Tax rate: Approximately 33 percent.
  Depreciation: Approximately $1.1 billion.

Full-Year 2008:

  Gross margin: 57 percent plus or minus a few points, unchanged.
  R&D: Approximately $6 billion, higher than the previous expectation of approximately $5.9 billion.
  MG&A: Approximately $5.5 billion, unchanged.
  Capital spending: $5.2 billion plus or minus $200 million, unchanged.
  Tax rate: The tax rate for the third and fourth quarters is expected to be approximately 33 percent.
  Depreciation: $4.4 billion plus or minus $100 million, unchanged.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Demand could be different from Intel’s expectations due to changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns, including order cancellations; and changes in the level of inventory at customers.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient supply of components from suppliers to meet demand.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.
  Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.
  Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on fixed income and equity market volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the year ended Dec. 29, 2007.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on May 30 until publication of the company’s second-quarter 2008 earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at intc.com. A webcast replay and MP3 audio download will also be made available on the site.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

Intel, the Intel logo and Intel Xeon, Intel Atom and Intel Centrino Atom are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended
	Mar. 29,	Mar. 30,
	2008	2007
NET REVENUE	$9,673	$8,852
Cost of sales	4,466	4,420
GROSS MARGIN	5,207	4,432

Research and development	1,467	1,400
Marketing, general and administrative	1,349	1,282
Restructuring and asset impairment charges	329	75
OPERATING EXPENSES	3,145	2,757
OPERATING INCOME	2,062	1,675
Gains (losses) on equity investments, net	(59)	29
Interest and other, net	168	169
INCOME BEFORE TAXES	2,171	1,873
Provision for taxes	728	237
NET INCOME	$1,443	$1,636

BASIC EARNINGS PER COMMON SHARE	$0.25	$0.28
DILUTED EARNINGS PER COMMON SHARE	$0.25	$0.28

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,787	5,777
DILUTED	5,879	5,874

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Mar. 29,	Dec. 29,
	2008	2007
CURRENT ASSETS
Cash and cash equivalents	$5,883	$7,307
Short-term investments	4,993	5,490
Trading assets	2,816	2,566
Accounts receivable, net	2,725	2,576
Inventories:
Raw materials	545	507
Work in process	1,361	1,460
Finished goods	1,366	1,403
	3,272	3,370
Deferred tax assets	1,143	1,186
Other current assets	1,232	1,390
TOTAL CURRENT ASSETS	22,064	23,885

Property, plant and equipment, net	16,667	16,918
Marketable equity securities	530	987
Other long-term investments	4,473	4,398
Goodwill	3,916	3,916
Other long-term assets	5,737	5,547
TOTAL ASSETS	$53,387	$55,651

CURRENT LIABILITIES
Short-term debt	$189	$142
Accounts payable	2,338	2,361
Accrued compensation and benefits	1,325	2,417
Accrued advertising	759	749
Deferred income on shipments to distributors	643	625
Other accrued liabilities	2,775	1,938
Income taxes payable	639	339
TOTAL CURRENT LIABILITIES	8,668	8,571

Long-term income taxes payable	811	785
Deferred tax liabilities	170	411
Long-term debt	1,990	1,980
Other long-term liabilities	1,088	1,142
Stockholders' equity:
Preferred stock	-	-
Common stock and capital in excess of par value	12,118	11,653
Accumulated other comprehensive income (loss)	72	261
Retained earnings	28,470	30,848
TOTAL STOCKHOLDERS' EQUITY	40,660	42,762
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,387	$55,651

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q1 2008	Q4 2007	Q1 2007
GEOGRAPHIC AND OTHER REVENUE INFORMATION:
Asia-Pacific	$4,788	$5,338	$4,432
	50%	50%	50%
Americas	$2,016	$2,098	$1,727
	21%	19%	20%
Europe	$1,863	$2,231	$1,722
	19%	21%	19%
Japan	$1,006	$1,045	$971
	10%	10%	11%

Total flash memory revenue	$497	$586	$469

CASH INVESTMENTS:
Cash and short-term investments	$10,876	$12,797	$7,689
Trading assets - marketable debt securities (1)	2,362	2,074	877
Total cash investments	$13,238	$14,871	$8,566

TRADING ASSETS:
Trading assets - equity securities offsetting deferred compensation (2)	$454	$492	$458
Total trading assets - sum of 1+2	$2,816	$2,566	$1,335

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,102	$1,108	$1,187
Share-based compensation	$219	$204	$284
Amortization of intangibles and other acquisition-related costs	$63	$63	$64
Capital spending	($907)	($1,273)	($1,361)
Stock repurchase program	($2,500)	($1,500)	($400)
Proceeds from sales of shares to employees, tax benefit & other	$475	$844	$604
Dividends paid	($739)	($658)	($650)
Net cash received/(used) for divestitures/acquisitions	$75	($2)	-

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,787	5,841	5,777
Dilutive effect of employee equity incentive plans	41	96	46
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,879	5,988	5,874

STOCK BUYBACK:
Shares repurchased	122	57	19
Cumulative shares repurchased	3,064	2,942	2,850
Remaining dollars authorized for buyback (in billions)	$12.0	$14.5	$16.9

OTHER INFORMATION:
Employees (in thousands)	84.6	86.3	91.8

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

OPERATING SEGMENT INFORMATION:	Q1 2008	Q4 2007	Q1 2007
Digital Enterprise Group
Microprocessor revenue	4,123	4,328	3,561
Chipset, motherboard and other revenue	1,175	1,411	1,193
Net revenue	5,298	5,739	4,754
Operating income	1,722	2,135	931

Mobility Group
Microprocessor revenue	2,726	2,989	2,441
Chipset and other revenue	943	1,118	866
Net revenue	3,669	4,107	3,307
Operating income	1,185	1,684	1,382

All Other
Net revenue	706	866	791
Operating loss	(845)	(772)	(638)

Total
Net revenue	9,673	10,712	8,852
Operating income	2,062	3,047	1,675